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As filed with the Securities Exchange Commission on July 23, 2001

Registration No. 333-55554

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CENTERSPAN COMMUNICATIONS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Oregon (State or Other Jurisdiction of Incorporation or Organization)	93-1040330 (I.R.S. Employer Identification Number)

7175 N.W. Evergreen Parkway, Suite 400
Hillsboro, Oregon 97124-5839
(503) 615-3200
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

FRANK G. HAUSMANN, JR.
Chairman and Chief Executive Officer
CenterSpan Communications Corporation
7175 N.W. Evergreen Parkway, Suite 400
Hillsboro, Oregon 97124-5839
(503) 615-3200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
ANDREW J. DEMETRIOU
Jones, Day, Reavis & Pogue
555 West Fifth Street, Suite 4600
Los Angeles, California 90013-1025
(213) 489-3939

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  /x/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  / /

    Registrant CenterSpan Communications Corporation ("CenterSpan" or the "Company") hereby amends its Registration Statement (File Number 333-55554) (the "Registration Statement") in response to comments provided to CenterSpan by the Securities and Exchange Commission on April 27, 2001. Except to the extent amended herein, the Registration Statement remains in full force and effect.

333,333 Shares
CENTERSPAN COMMUNICATIONS CORPORATION
Common Stock

    The following shareholder of CenterSpan or its successors may offer for sale up to 333,333 shares of common stock at various times: Scour, Inc. as debtor and debtor in possession.

    CenterSpan will not receive any proceeds from the sale of the shares by the selling shareholders.

    Our common stock trades on the Nasdaq National Market under the symbol "CSCC."

    Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 2.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 23, 2001.

TABLE OF CONTENTS

CENTERSPAN COMMUNICATIONS CORPORATION	1
RISK FACTORS	2
We are subject to the risk that our solutions will not be adopted by consumers and therefore we may not achieve or maintain profitability	2
We incurred net losses in our software business of $9.5 million in 2000, $10.6 million in 1999 and $1.0 million 1998; continued losses may deplete our capital resources	2
If we do not successfully introduce a subscription version of the new Scour Exchange™ in a timely manner, we may not achieve anticipated revenues and profitability, which would continue to deplete our capital resources	2
If we fail to secure access to popular music and video files, we may not be able to generate significant revenue through a subscription service, which could lead to continued operating losses	2
If we fail to attract a significant number of subscribers to the Scour Exchange™, we may not achieve anticipated subscription revenues, which could lead to continued operating losses	2
If consumers are able to get music and video files for free from other services, we may not be able to achieve anticipated subscription revenue, which could lead to continued operating losses	3
If we are unable to successfully develop new products based on the C-star technology, we may not be able to generate anticipated revenues, which could lead to continued operating losses	3
If we are not able to compete effectively, we may not be able to generate anticipated subscription and licensing revenues, which could lead to continued operating losses	3
If we lose key personnel, we may not be able to timely deploy products and services such as Scour Exchange™ and C-star technology platform, which may delay or decrease anticipated revenues and lead to continued operating losses	3
If we are not able to attract and retain additional personnel we may not be able to timely deploy products and services such as Scour Exchange™ and C-star technology platform, which may delay or decrease anticipated revenues and lead to continued operating losses	4
We may not be able to make desired acquisitions or integrate acquired assets into our operations, which could result in limited stock price appreciation or shareholder dilution	4
If we are unable to increase the size of our systems and management resources related to our operations, we may not achieve anticipated Scour Exchange™ revenues, which could lead to continued operating losses	5
We may need to access additional funds to finance ongoing operations, which may require us to commit significant amounts of capital to debt service and could result in dilution to our shareholders	5
If we are unable to protect our intellectual property, competitors may obtain access to proprietary information, which could have a material adverse impact on our subscription and licensing revenues	5
Others may bring intellectual property infringement claims against us, which could require significant resources to defend and could lead to restrictions on our current operations	5

i

Software defects could inhibit our ability to attract customers or cause losses of customers, which would adversely affect our revenues	6
The market price for our Common Stock, like other technology stocks, may be volatile, which could lead to a decrease in the value of your investment	6
FORWARD-LOOKING INFORMATION	7
HOW TO OBTAIN MORE INFORMATION	7
SELLING SHAREHOLDER	8
PLAN OF DISTRIBUTION	9
VALIDITY OF COMMON STOCK	10
EXPERTS	11

ii

CENTERSPAN COMMUNICATIONS CORPORATION

    CenterSpan was originally incorporated in 1990 as ThrustMaster, Inc., an Oregon corporation. The Company changed its name to CenterSpan Communications Corporation in October 1999.

    From its founding in 1990 through 1997, CenterSpan was a leader in designing and marketing innovative PC game controller products. CenterSpan's hardware business historically accounted for the bulk of the Company's revenues and expenses. However, commencing in 1997, many larger competitors including Microsoft Corporation, Kensington (Gravis), Logitech International S.A., and InterAct Accessories, which had greater economies of scale, financial, technical and marketing resources than CenterSpan, entered the game controller market, creating an extremely competitive environment characterized by declining prices and increased marketing costs. CenterSpan's management determined that CenterSpan could not achieve the economies of scale necessary to be profitable in the game controller market in the foreseeable future and concluded that the Company should sell the hardware business and invest the proceeds in the Company's Internet community, collaboration and communication business. The hardware business was sold in July 1999 for $15 million in cash, subject to certain adjustments.

    Following the sale of the hardware business in 1999, CenterSpan began developing and marketing peer-to-peer Internet communications and collaboration solutions.

    In the first two quarters of 2000, we released beta versions of our Internet communications software product, Socket™ and Socket™ 1.0, both of which are based on three technologies developed by the Intel Architecture Labs. These technologies facilitate PC-to-PC text messaging and multi-point audio over the Internet, enabling communication and collaborative information sharing. The adoption rate of Socket™ was less than expected. We believe that was due primarily to a lack of open standards for communications between instant messaging products. We anticipated having more than 1 million registered Socket™ users by the end of 2000, but achieved fewer than 50,000. We believe that the future of Internet community, collaboration and communications will be driven by open, standards-based technology and solutions and that the failure to register users for Socket™ was caused by the lack of these standards. The revenue model for 2000 for the Socket™ product was based on expected affiliate fees to be received from e-commerce partners for sales of multi-player applications such as video games generated by comparison of capabilities of Socket™ users. Due to the low rate of adoption and use of the Socket™ product, the Company earned only $1 thousand in revenue from affiliate fees during 2000. We have discontinued all distribution efforts related to Socket™, although the software is still available.

    The Company has launched a next generation peer-to-peer digital distribution channel, the new Scour Exchange™, which enables members to search and enjoy content, such as music and video files, in a secure and legal environment. We began beta testing of the new Scour Exchange™ in March 2001 and expect to begin receiving revenue from the paid subscription version of the Scour Exchange™ in the second half of 2001.

    Our principal executive offices are located at, 7175 N.W. Evergreen Parkway, Suite 400, Hillsboro, Oregon 97124-5839. Our main telephone number is (503) 615-3200.

RISK FACTORS

We are subject to the risk that our solutions will not be adopted by consumers and therefore we may not achieve or maintain profitability.

    We commenced our software business in mid-1998. Accordingly, we have a limited operating history with which you can evaluate our current business and prospects. Our business is new and will not be successful unless consumers adopt wide usage of our products and services and revenues are generated from customers and e-commerce partners. We derived insignificant revenues from the Socket product and are no longer developing or promoting it. We have only begun beta testing of the new Scour Exchange™. Although we have received significant interest in the free beta test program with over 300,000 pre-registered beta testers, the number of free beta users that can be converted to paying subscribers is unknown. In addition, our prospects must be considered in light of the risks and uncertainties encountered by early stage companies in new and rapidly evolving markets such as the Internet file sharing community, collaboration and communications markets.

We incurred net losses in our software business of $9.5 million in 2000, $10.6 million in 1999 and $1.0 million 1998; continued losses may deplete our capital resources.

    We have derived insignificant revenues from our software business and have incurred substantial net losses in every quarter since we began our software operations. We cannot predict when, if ever, we will achieve profitability. In addition, we plan to increase our operating expenses to implement our peer-to-peer digital distribution channel through increased staffing and organizational expenses, marketing costs, capital expenditures and other expenses. As a result, we expect to incur significant operating losses on a quarterly and annual basis for the foreseeable future. Continued losses would impair our capital resources, which in turn may require CenterSpan to raise additional capital or curtail its business activities.

If we do not successfully introduce a subscription version of the new Scour Exchange™ in a timely manner, we may not achieve anticipated revenues and profitability, which would continue to deplete our capital resources.

    The beta version of the new Scour Exchange™ that was released at the end of March of 2001 is free to the public. We expect to launch a fee based subscription service in the second half of 2001. Additional development is now underway to integrate the credit card financial clearing capabilities necessary for a subscription service.

If we fail to secure access to popular music and video files, we may not be able to generate significant revenue through a subscription service, which could lead to continued operating losses.

    Our revenue model for 2001 is primarily based on subscription fees from the new Scour Exchange™ file sharing digital distribution network. We have only established a limited number of digital distribution content provider alliances with smaller independent labels and studios for music and video files for the beta test. If we fail to secure access to popular music and video files from more than one major music label or movie studio, we may not be able to generate significant revenue through a subscription service.

If we fail to attract a significant number of subscribers to the Scour Exchange ™, we may not achieve anticipated subscription revenues, which could lead to continued operating losses.

    On line subscription services for music and video are new and have not been proven either in a peer-to-peer structure such as the new Scour Exchange™, or using other structures like streaming or server-based downloading.

If consumers are able to get music and video files for free from other services, we may not be able to achieve anticipated subscription revenue, which could lead to continued operating losses.

    In March of 2001, the largest Internet file sharing network, Napster, was ordered by a federal court to block the exchange of copyrighted music identified by the music labels. Third party surveys of Napster and other free peer-to-peer exchange users indicate a willingness to pay for digital music files on a subscription basis by a majority of the users if the files are not available for free. The record industry and the motion picture industry continue to attack several forms of illegal exchange of copyrighted files. If innovative software providers are able to develop alternative technologies for free file sharing, it will be difficult to attract and retain paying subscribers for the new Scour Exchange™.

If we are unable to successfully develop new products based on the C-star technology, we may not be able to generate anticipated revenues, which could lead to continued operating losses.

    We believe that the C-star search and peer-to-peer file sharing technology, which is the basis of the Scour Exchange™, has application in vertical markets in addition to media and entertainment. We are pursuing a product licensing strategy to generate revenue from the use of the C-star platform. If we are unable to create and sell products based on the C-star technology, we may not achieve anticipated revenues or profitability.

If we are not able to compete effectively, we may not be able to generate anticipated subscription and licensing revenues, which could lead to continued operating losses.

    The Internet digital distribution channel business is competitive and many of our competitors may have greater resources and experience than CenterSpan. We expect competition to increase in the future. Our principal competitors include Internet music distributors through digital download or streaming technologies, such as MP3.com, Napster, Liquid Audio, Duet and Real Networks, music labels and movie studios, as well as providers of digital distribution services and software such as MusicNet and RioPort. Many of our current and future competitors may have advantages over us, including:

  •
  Longer operating histories;

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  Larger customer bases;

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  Substantially greater financial, technical, sales and marketing resources;

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  Greater name recognition; and

  •
  The ability to more easily provide a comprehensive software solution.

    Our current and potential competitors may establish cooperative relationships among themselves or with third parties that would increase their ability to compete with us. In addition, competitors may be able to adapt more quickly than we can to new or emerging technologies and changes in customer needs, or to devote more resources to promoting and selling their products. If we fail to adapt to market demands and to compete successfully with existing and new competitors, our ability to generate subscription and licensing revenue would suffer.

If we lose key personnel, we may not be able to timely deploy products and services such as Scour Exchange™ and C-star technology platform, which may delay or decrease anticipated revenues and lead to continued operating losses.

    Our success depends largely upon the continued services of our executive officers and other key management and development personnel. The loss of the services of one or more of our executive officers, engineering personnel, or other key employees could have a material adverse effect on our ability to timely deploy services and products such as the Scour Exchange™ and C-star technology platform, which may delay or decrease anticipated revenues and profitability. Our employees are employed on an "at will" basis and could terminate their employment with us at any time. We do not maintain key person life insurance policies on any of our employees.

If we are not able to attract and retain additional personnel we may not be able to timely deploy products and services such as Scour Exchange™ and C-star technology platform, which may delay or decrease anticipated revenues and lead to continued operating losses.

    Our future success also depends on our ability to attract and retain highly qualified personnel. We may not be successful in attracting or retaining qualified personnel, which could have a material adverse effect on our ability to timely deploy services and products such as the Scour Exchange™ and C-star technology platform, which may delay or decrease anticipated revenues and profitability. The competition for qualified personnel in the software markets is intense, and we may be unable to attract, assimilate, or retain additional highly qualified personnel in the future. We attempt to hire engineers with high levels of experience in designing and developing software in time-pressured environments. There are a limited number of qualified engineers in our geographic location, resulting in intense competition for their services.

We may not be able to make desired acquisitions or integrate acquired assets into our operations, which could result in limited stock price appreciation or shareholder dilution.

    A component of our growth strategy is to selectively acquire complementary companies, products or technologies, such as our acquisition of certain assets of Scour, Inc. We may not be successful in integrating the Scour, Inc. assets or completing and integrating any future acquisitions. In addition, we may not be able to complete acquisitions on terms acceptable to us. We have limited experience with completing and integrating acquisitions as a team. Our failure to effectively integrate any acquired businesses could adversely affect us. In connection with any acquisitions, we could:

  •
  Issue stock that would dilute our current shareholders' percentage ownership;

  •
  Incur debt and assume liabilities, which may increase our leverage and cash required to service debt; and

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  Incur amortization expenses related to goodwill and other intangible assets or incur large and immediate write-offs.

    Future acquisitions could also pose numerous additional risks to our operations, including:

  •
  Problems integrating the purchased operations, technologies or products;

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  Unanticipated costs;

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  Diversion of management's attention from our core business;

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  Adverse effects on existing business relationships with strategic partners and customers;

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  Entering markets in which we have no or limited prior experience; and

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  Potential loss of key employees, particularly those of the purchased organization.

If we are unable to increase the size of our systems and management resources related to our operations, we may not achieve anticipated Scour Exchange™ revenues, which could lead to continued operating losses.

    We began beta testing the new Scour Exchange™ infrastructure in March of 2001, utilizing an initial computer infrastructure that we expect to be capable of supporting several hundred thousand registered users. In order to support a subscription based service that could have more than a million subscribers, we intend to hire additional management resources with experience in this area and increase the size and capacity of our computer infrastructure. If we are unsuccessful in hiring additional management resources with experience in this area or if we are unable to successfully increase the capacity of our computer systems, we may be unable to support enough subscribers to achieve anticipated revenues or profitability.

We may need to access additional funds to finance ongoing operations, which may require us to commit significant amounts of capital to debt service and could result in dilution to our shareholders.

    We believe that available funds will be adequate to meet our anticipated cash needs during the next 12 months. However, additional capital beyond the amounts currently forecast by us may be required and may not be available on reasonable terms, if at all. Additional financing may involve public or private offerings of debt or equity securities, and may include bank debt. Debt financing may increase our leveraged position, require us to devote significant cash to service debt and limit funds available for working capital, capital expenditures, and general corporate purposes. Any of these results could increase our vulnerability to adverse economic and industry conditions and competitive pressures. Equity financing may cause additional dilution to purchasers of our common stock.

If we are unable to protect our intellectual property, competitors may obtain access to proprietary information, which could have a material adverse impact on our subscription and licensing revenues.

    We regard elements of the new Scour Exchange™ as proprietary and are attempting to protect them by relying on patent, trademark, service mark, trade dress, copyright, and trade secret laws and restrictions, as well as confidentiality procedures and contractual provisions. Any steps we take to protect our intellectual property may be inadequate, time consuming, and expensive. In addition, despite our efforts, we may be unable to prevent third-parties from infringing upon or misappropriating our intellectual property. Any infringement or misappropriation could have a material adverse effect on our subscription and licensing revenues. New patent applications may not provide us with any competitive advantages, or may be challenged by third parties. Effective trademark, copyright, and trade secret protection may not be available in every country in which our services and products are used. In addition, our competitors may independently develop similar technology that substantially limits the value of our intellectual property.

Others may bring intellectual property infringement claims against us, which could require significant resources to defend and could lead to restrictions on our current operations.

    In addition to the technology we have developed internally, we also have acquired or licensed technologies from other companies including Microsoft and Intel. Our internally developed technology or the technology we acquired or licensed may infringe on a third party's intellectual property rights and third parties may bring claims against us alleging infringement of their intellectual property rights. Any infringement or claim of infringement could have a material adverse affect on our business, resulting in suspension of subscription and licensing revenue generating activities or the payment of cash.

    In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We are not currently involved in any intellectual property litigation. We may, however, be a party to litigation in the future to protect our intellectual property or as a result of an alleged infringement of others' intellectual property. These potential claims and any resulting litigation could subject us to significant liability for damages and invalidation of our proprietary rights. Any litigation involving intellectual property, regardless of its success, likely would be time-consuming and expensive to defend and would divert management time and attention. Any potential intellectual property litigation could also force us to do one or more of the following:

  •
  Cease selling, incorporating, or using products or services that incorporate the challenged intellectual property;

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  Obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; and

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  Redesign those products or services that incorporate the technology at issue.

Software defects could inhibit our ability to attract customers or cause losses of customers, which would adversely affect our revenues.

    Our software may contain undetected errors or "bugs" when first introduced or as new versions or enhancements are released. Despite our internal testing, these errors may be discovered only after our software has been installed and used by customers. These undetected errors may relate to components supplied to us. Our products are complex as a result of factors including:

  •
  Advanced functionality;

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  The diverse operating environments in which the products may be deployed;

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  The multiple versions of our products that will need to be supported for diverse operating platforms and standards.

    The complexity of our products increases the likelihood that they may contain errors when introduced. Problems encountered by customers or software recalls could materially adversely affect our ability to attract and retain subscription customers for the new Scour Exchange™ or decrease the likelihood that potential customers will license the C-star technology platform.

The market price for our Common Stock, like other technology stocks, may be volatile, which could lead to a decrease in the value of your investment.

    The market price of CenterSpan's Common Stock could decline due to the impact of any of the following factors:

  •
  Variations in our actual and anticipated operating results;

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  Changes in our earnings estimates by analysts;

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  Our failure to meet analysts' performance expectations; and

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  Lack of liquidity.

    In addition, the stock markets have recently experienced price and volume volatility that has affected stock prices for many companies in the technology sector. General stock market trends may continue to be negative for this sector and this may adversely affect the market price of our Common Stock even though our business prospects may be good.

FORWARD-LOOKING INFORMATION

    This prospectus and the documents we incorporate by reference contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Act provides a "safe harbor" for forward- looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact we make in this prospectus or in any document incorporated by reference are forward-looking. In particular, statements regarding industry prospects and our future results of operations or financial position are forward-looking statements. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," estimates," and similar expressions identify forward-looking statements. But the absence of these words does not mean the statement is not forward-looking. The Company's peer-to-peer Internet communications and collaboration initiative is a new business in a rapidly evolving market. Specific statements regarding the expected closing of new equity financing, the timely release of new products, number of registered users, new business opportunities, new revenue model and potential earnings leverage are forward-looking statements. We cannot guarantee any of the forward-looking statements, which are subject to risks, uncertainties and assumptions that are difficult to predict. Actual results may differ materially from those we forecast in forward-looking statements due to a variety of factors, including those set forth in the section entitled "Risk Factors," elsewhere in this prospectus and in the documents we have incorporated by reference. We do not intend to update any forward-looking statements due to new information, future events or otherwise.

HOW TO OBTAIN MORE INFORMATION

    We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read any document we file at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois and New York, New York. Please call the SEC toll free at 1-800-732-0330 for information about its public reference rooms. You may also read our filings at the SEC's web site at http://www.sec.gov.

    We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933. This prospectus does not contain all of the information in the registration statement. We have omitted parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC's public reference rooms or from its web site. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

    The SEC allows us to "incorporate by reference" into this prospectus information we file with it. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

  1.
  CenterSpan's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000, September 30, 2000 and March 31, 2001;

  2.
  CenterSpan's Annual Report on Form 10-K for the year ended December 31, 2000, and any amendment thereto, including without limitation, CenterSpan's Amended Annual Report on Form 10-K/A for the year ended December 31, 2000 filed with the SEC on June 5, 2001;

  3.
  The description of our common stock in CenterSpan's (fka ThrustMaster, Inc.) Registration Statement on Form 8-A filed on February 8, 1995, including any amendment or report filed to update the description;

  4.
  Part III of CenterSpan's Definitive Proxy Statement filed with the SEC on April 17, 2000;

  5.
  CenterSpan's Definitive Proxy Statements filed with the SEC on January 31, 2001 and April 17, 2001;

  6.
  CenterSpan's Current Report on Form 8-K filed with the SEC on January 3, 2001 and any amendment thereto, including without limitation CenterSpan's Amended Current Report on Form 8-K/A filed with the SEC on March 5, 2001;

  7.
  CenterSpan's Registration Statement on Form S-3/A filed with the SEC on March 28, 2001; and

  8.
  All other documents filed by CenterSpan pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

    You may obtain copies of these documents, other than exhibits, free of charge by contacting CenterSpan's corporate secretary at our principal offices, which are located at 7175 N.W. Evergreen Parkway, Suite 400, Hillsboro, Oregon 97124-5839, telephone number (503) 615-3200.

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. The selling shareholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

SELLING SHAREHOLDER

    The following table presents information regarding the selling shareholder and the number of shares of our common stock it may offer by this prospectus as of July 23, 2001. The information under the column entitled "Number of Shares of Common Stock Beneficially Owned After the Offering" assumes that all shares of common stock offered by this prospectus have been sold.

			Shares of Common Stock Beneficially Owned After the Offering
	Number of Shares of Common Stock Beneficially Owned Prior to the Offering
Selling Shareholder		Number of Shares of Common Stock Offered Hereby	Number of Shares	Percentage of Class
Scour, Inc. as debtor and debtor in possession	333,333	333,333	0	*

*
Assuming a sale of all of the shares, less than one percent (1%).

    On December 19, 2000, pursuant to an Asset Purchase Agreement, dated as of December 18, 2000, we acquired certain assets of Scour, Inc., the selling shareholder ("Scour"). The assets purchased consisted of Scour's trade name, customer lists and certain technology that is the basis for the new Scour Exchange™. The purchase price for the assets was $5,500,000 in cash and 333,333 shares of our Common Stock, which are offered hereby. For this purpose our Common Stock was valued in the aggregate at $3,500,000, or $10.50 per share.

    The issuance of the Common Stock to Scour was not registered under the Securities Act of 1933. Scour has represented to us that it acquired the shares for its own account, for investment only and not with a view towards selling or distributing them, except pursuant to sales registered under the Securities Act or applicable exemptions. We have agreed with Scour to file a registration statement to register the resale of the shares, and to use commercially reasonable efforts to have the registration statement declared effective and to maintain the effectiveness of it for at least two years.

PLAN OF DISTRIBUTION

    We are registering the shares on behalf of Scour and its successors, including donees and pledgees who may sell shares they receive from Scour after the date of this prospectus. We will not receive any proceeds from the sale of shares by Scour or its successors. Scour plans to dispose of the shares as part of its plan of reorganization under chapter 11 of the Bankruptcy Code. On May 2, 2001, Scour filed a Plan of Reorganization (the "Plan") with Bankruptcy Court, under which it proposed to distribute the shares to its creditors in partial satisfaction of their claims. The Plan is subject to confirmation by the Bankruptcy Court, following hearings, and approval by various creditors. At this time, no hearings on the Plan have been scheduled, and the Plan remains subject to amendment by Scour. Scour has advised us that it may amend the Plan to propose sales of the shares from time to time in transactions in the over-the-counter market through Nasdaq, on one or more other securities markets and exchanges, or in privately negotiated transactions. They may sell the shares at fixed prices, at market prices prevailing at the time of sale, or at negotiated prices.

    Scour has advised us that it has not entered into any agreements, understandings or arrangements for the sale of the shares with any underwriters or broker-dealers. It has also advised us that no underwriter or coordinating broker is now acting in connection with the proposed sale of shares.

    If Scour notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus if required pursuant to Rule 424(b) under the Securities Act. The supplement will disclose:

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  the name of Scour and of the participating broker-dealer;

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  the number of shares involved;

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  the price at which the shares were sold;

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  any applicable commissions paid or discounts or concessions allowed to such broker-dealer;

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  that such broker-dealer did not conduct any investigation to verify the information set forth or incorporated by reference in this prospectus; and

  •
  other facts material to the transaction.

    Broker-dealers engaged by Scour may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions, concessions or discounts from Scour and the purchasers. Scour does not expect these commissions, concessions and discounts to exceed what is customary in the types of transactions involved.

    Scour and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act. In such event, any commissions received by them and any profit on the resale of the shares may be deemed to be underwriting commissions or discounts under the Securities Act. If Scour is an "underwriter" within the meaning of Section 2(11) of the Securities Act it will be subject to the prospectus delivery requirements of the Securities Act. We have informed Scour that the anti-manipulation provisions of Regulation M of the Securities Exchange Act may restrict its sales in the market.

    We will pay all expenses of the registration and sale of the shares, other than selling commissions and fees and stock transfer taxes. We have also agreed to indemnify Scour and broker-dealers who assist in the sale of the shares against liabilities based upon any untrue or alleged untrue statements of material fact in this prospectus or the related registration statement or upon any omission or alleged omission of a material fact required to be included in this prospectus or the registration statement or necessary to make the statements herein and therein not misleading. We will not be required to provide indemnification to the extent any untrue or alleged untrue statement was included, or an omission or alleged omission was made, as a result of information furnished by Scour.

    We cannot guarantee that Scour will sell any or all of the shares.

VALIDITY OF COMMON STOCK

    Miller Nash LLP has opined as to the due authorization and valid issuance of the shares of common stock offered by this prospectus and as to the fully paid and nonassessable nature of such shares.

EXPERTS

    The financial statements of CenterSpan Communications Corporation and its subsidiaries as of and for the years ended December 31, 1999 and 2000, have been incorporated by reference herein and in the registration statements in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The financial statements for the year ended December 31, 1998 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

    We have not authorized any person to give you any information or to make any representations other than those contained in this prospectus. You should not rely on any information or representations other than this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than our common stock. It is not an offer to sell or a solicitation of an offer to buy securities if the offer or solicitation would be unlawful. The affairs of CenterSpan may have changed since the date of this prospectus. You should not assume that the information in this prospectus is correct at any time subsequent to its date.

333,333 Shares
CENTERSPAN COMMUNICATIONS CORPORATION
Common Stock

Prospectus

July 23, 2001

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

    The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the Nasdaq National Market additional listing fee. The selling shareholders will pay all selling commissions and fees and stock transfer taxes.

SEC registration fee	$1,406.67
Legal fees and expenses	$7,500.00
Accounting fees and expenses	$5,000.00
Miscellaneous fees and expenses	None

Total	$13,906.67

Item 15. Indemnification of Directors and Officers

    As an Oregon corporation, the Registrant is subject to the Oregon Business Corporation Act. Pursuant to Section 60.047(2)(d) of the Oregon Business Corporation Act, Article X of the Registrant's Articles of Incorporation (Exhibit 4.1 hereto) eliminates the liability of the Registrant's directors to the Registrant or its shareholders, except for any liability related to (1) any breach of the duty of loyalty to the Registrant or its shareholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) any distribution that is unlawful under the Oregon Business Corporation Act; or (4) any transaction from which the director derived an improper personal benefit.

    Sections 60.391 and 60.407(2) of the Oregon Business Corporation Act allow corporations to indemnify their directors and officers, respectively, against liability where the director or officer has acted in good faith and with a reasonable belief that actions taken were in the best interests of the corporation or at least not opposed to the corporation's best interests and, if in a criminal proceeding, the individual had no reasonable cause to believe the conduct in question was unlawful. Under the Oregon Business Corporation Act, corporations may not indemnify against liability in connection with a claim by or in the right of the corporation or for any improper personal benefit in which the director or officer was adjudged liable to the corporation. Sections 60.394 and 60.407(1) of the Oregon Business Corporation Act mandate indemnification of directors and officers, respectively, for all reasonable expenses incurred in the successful defense of any claim made or threatened, whether or not such claim was by or in the right of the corporation. Finally, pursuant to the Sections 60.401 and 60.407(1) of the Oregon Business Corporation Act, a court may order indemnification in view of all the relevant circumstances, whether or not the director or officer met the good-faith and reasonable belief standards of conduct set out in Section 60.391 of the Oregon Business Corporation Act or was adjudged liable to the corporation.

    Section 60.414 of the Oregon Business Corporation Act also provides that the statutory indemnification provisions are not deemed exclusive of any other rights to which directors or officers may be entitled under a corporation's articles of incorporation or bylaws, any agreement, general or specific action of the board of directors, vote of shareholders or otherwise.

    The Registrant's Amended and Restated Bylaws require indemnification of directors and officers of the Registrant to the fullest extent not prohibited by law.

II–1

Item 16. Exhibits

Exhibit No.	Description
*4.1	Description of Capital Stock contained in the Articles of Incorporation, as amended
@4.2	Description of Rights of Security Holders contained in the Amended and Restated Bylaws
$4.3	Form of Certificate for Shares of Common Stock
&4.4	Asset Purchase Agreement dated as of December 18, 2000 between CenterSpan and Scour, Inc. as debtor and debtor in possession.
%5.1	Opinion of Miller Nash LLP, counsel to the Registrant, regarding the due authorization and valid issuance of the Common Stock.
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants
23.2	Consent of KPMG LLP, independent auditors
24.1	Power of Attorney (included on signature pages hereof)

*
Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form SB-2 filed on January 5, 1995, as amended on February 7, 1995, and February 24, 1995 (File No. 33-88252-LA).

@
Incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996.

$
Incorporated by reference to the same exhibit number from the Registrant's Registration Statement on Form SB-2 filed on January 5, 1995, as amended on February 7, 1995, and February 24, 1995 (File No. 33-88252-LA).

&
Incorporated by reference to Exhibit 2.1 to the Registrant's Report on Form 8-K, filed on January 3, 2001.

%
Incorporated by reference to Exhibit 5.1 to the Registration Statement on Form S-3/A, filed on March 28, 2001.

Item 17. Undertakings

  (a)
  The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i)
    to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to

II–2

    Section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II–3

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment Number 2 to its Registration Statement (File Number 333-55554) to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, State of Oregon, on July 23, 2001.

CENTERSPAN COMMUNICATIONS CORPORATION
By:	/s/ FRANK G. HAUSMANN, JR. Frank G. Hausmann, Jr., Chairman of the Board, President, Chief Executive Officer and Director

POWER OF ATTORNEY

    Each person whose signature appears below constituted and appointed Frank G. Hausmann, Jr. and Mark Conan, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him, and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities indicated on February 14, 2001.

Name	Title

/s/ FRANK G. HAUSMANN, JR. Frank G. Hausmann, Jr.	Chairman of the Board, President, Chief Executive Officer and Director
/s/ MARK CONAN Mark Conan	Vice President of Finance and Chief Financial Officer and Principal Financial and Accounting Officer
/s/ DAVID BILLSTROM David Billstrom	Director
/s/ GEN. MERRILL A. MCPEAK Gen. Merrill A. McPeak	Director
/s/ JEROME M. MEYER Jerome M. Meyer	Director
/s/ LEE E. MIKLES Lee E. Mikles	Director
/s/ G. GERALD PRATT G. Gerald Pratt	Director
/s/ FREDERICK M. STEVENS Frederick M. Stevens	Director

II–4

EXHIBIT INDEX

Exhibit No.	Description
*4.1	Description of Capital Stock contained in the Articles of Incorporation, as amended
@4.2	Description of Rights of Security Holders contained in the Amended and Restated Bylaws
$4.3	Form of Certificate for Shares of Common Stock
&4.4	Asset Purchase Agreement dated as of December 18, 2000 between CenterSpan and Scour, Inc. as debtor and debtor in possession.
%5.1	Opinion of Miller Nash LLP, counsel to the Registrant, regarding the due authorization and valid issuance of the Common Stock.
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants
23.2	Consent of KPMG LLP, independent auditors
24.1	Power of Attorney (included on signature pages hereof)

*
Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form SB-2 filed on January 5, 1995, as amended on February 7, 1995, and February 24, 1995 (File No. 33-88252-LA).

@
Incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996.

$
Incorporated by reference to the same exhibit number from the Registrant's Registration Statement on Form SB-2 filed on January 5, 1995, as amended on February 7, 1995, and February 24, 1995 (File No. 33-88252-LA).

&
Incorporated by reference to Exhibit 2.1 to the Registrant's Report on Form 8-K, filed on January 3, 2001.

%
Incorporated by reference to Exhibit 5.1 to the Registration Statement on Form S-3/A, filed on March 28, 2001.

QuickLinks

TABLE OF CONTENTS
CENTERSPAN COMMUNICATIONS CORPORATION
RISK FACTORS
FORWARD-LOOKING INFORMATION
HOW TO OBTAIN MORE INFORMATION
SELLING SHAREHOLDER
PLAN OF DISTRIBUTION
VALIDITY OF COMMON STOCK
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX